Exhibit 99.2

2001 STOCK OPTION PLAN

STOCK OPTION AGREEMENT — EARLY EXERCISE

Unless otherwise defined herein, the terms defined in the 2001 Stock Option Plan shall have the same defined meanings in this Stock Option Agreement.

1. NOTICE OF STOCK OPTION GRANT

Name

Address

City, State ZIP

The undersigned Optionee has been granted an Option to purchase Class A Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number	#

Date of Grant	Date

Vesting Commencement Date	Date

Exercise Price per Share	Price

Total Number of Shares Subject to Option	#

Total Exercise Price	$

Type of Option:	Incentive Stock Option Nonstatutory Stock Option

Term/Expiration Date:	The Expiration Date of the first 20% of the Total Number of Shares Subject to Option which vest pursuant to the Vesting Schedule set forth below, shall be the earlier of (i) Expiration Date or (ii) on the closing date (and before the effective time) of any Change in Control in which Cisco Systems, Inc. or any of its affiliates is the acquiring or successor entity. If the Expiration Date of the first 20% of the Total Number of Shares Subject to Option shall expire pursuant to subsection (ii) above, and, if this Option shall consist in part of both an Incentive Stock Option and a Nonstatutory Stock Option pursuant to applicable law, then the expired portion of the Option shall be deemed to be an Incentive Stock Option, to the maximum extent permitted under applicable law.

The Expiration Date of the remaining 80% of the Total Number of Shares Subject to Option which vest pursuant to the Vesting Schedule set forth below, shall be Expiration Date.

Vesting Schedule:

This Option shall be exercisable in whole or in part, according to the following vesting schedule:

25% of the Total Number of Shares Subject to Option shall vest 12 months after the Vesting Commencement Date, and 1/48 of the Total Number of Shares Subject to Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to Optionee continuing to be a Service Provider on such dates.

This Option, to the extent outstanding at the time of a Change in Control, including any Change in Control in which Cisco Systems, Inc. or any of its affiliates is the acquiring or successor entity, shall not vest or become exercisable on an accelerated basis if and to the extent this Option is assumed (or replaced with an equivalent substitute option) by the acquiring or successor corporation (or parent thereof) in such Change in Control. Notwithstanding the foregoing and anything to the contrary in the Plan, to the extent the acquiring or successor corporation in a Change in Control refuses to assume or substitute for this Option, then the Optionee shall fully vest in and have the right to exercise this Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If this Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Optionee in writing or electronically that this Option shall be fully exercisable for a period of 15 days from the date of such notice (which such notice shall be provided at least 15 days prior to the closing of the transaction resulting in the Change in Control), and this Option shall terminate upon expiration of such period.

Any Holdback Escrow provisions which may, in the event of any Change in Control, become applicable to the Shares purchased under this Option Shall not in themselves constitute grounds or other justification for any interpretation or conclusion that this Option has not been assumed or otherwise replaced with an equivalent substitute option.

Escrow of Purchased Shares.

Optionee hereby covenants and agrees that the following obligations shall be in effect with respect to any Shares purchased under this Option (the “Purchased Shares”) on or before the closing of a Change in Control transaction in which Cisco Systems, Inc. or any of its affiliates is the acquiring or successor entity:

(a) in the event any portion of the consideration received by the holders of Class A Common Stock is to be subject to an escrow(s) or other similar arrangement(s) (the “Holdback Escrow”) in order to secure obligations of such holders to indemnify, or otherwise provide a right of recovery for, the successor corporation or its parent with respect to representations, warranties or covenants of the Company or other matters relating to the Company, the securities or other property (including any cash payments) into which the Purchased Shares are converted in connection with such Change in Control shall be subject to the terms, provisions and restrictions of the Holdback Escrow. Should any of the securities or other property so deposited in the Holdback Escrow be subsequently released before those securities or property have otherwise vested in accordance with the Vesting Schedule set forth above, then such unvested securities or property shall be transferred directly to the Company (or the successor entity) to be held in escrow for release as and when such securities or other property vest in accordance with the Vesting Schedule.

(b) the obligation to deliver the Purchased Shares (or the securities or other property into which such Purchased Shares are converted) into the Holdback Escrow shall apply to and bind the Optionee and any subsequent transferees of the Purchased Shares or the heirs, legatees, executors, administrators or legal successors of such persons who hold the Purchased Shares at the time of such Change in Control, regardless of the manner or the nature of the transaction in which those persons or entities may have derived their title to or ownership of those Purchased Shares. Accordingly, it shall be a condition to any transfer of the Purchased Shares (and Cisco Systems, Inc. is hereby acknowledged to be an intended third party beneficiary of such condition with rights of enforcement against the parties hereto) that the transferee execute and deliver a written agreement to the Company evidencing the transferee’s consent to be bound by any Holdback Escrow obligation which may subsequently arise with respect to the Purchased Shares transferred, to the same extent and for the same amount of securities or other property as the Optionee would have been bound had the Purchased Shares still been owned by the Optionee at the time of the Change in Control, and any purported transfer of the Purchased Shares without the execution and delivery of such written agreement to the Company shall be null and void and of no force or effect, and appropriate legends reflecting such obligation shall be placed on the certificates evidencing the Purchased Shares.

Based on current rules and regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”) to the extent this Option is designated as a Nonstatutory Stock Option in the Notice of Grant, Optionee will recognize immediate taxable income on any vested Shares purchased under this Option in an amount equal to the excess of the fair market value of the purchased Shares at the time of exercise over the Exercise Price paid for those Shares, including any portion of those Shares which may become subject to the Holdback Escrow, and the Optionee must satisfy the applicable withholding taxes on that taxable income. The same tax result would apply to any unvested Shares purchased under the Option, to the extent the Optionee makes an election under Internal Revenue Code Section 83(b) with respect to those Shares, or upon the subsequent vesting of those Shares in the absence of such Section 83(b) election.

Based on current rules and regulations promulgated under the Code, to the extent this Option is designated an Incentive Stock Option in the Notice of Grant, Optionee may recognize taxable income for alternative minimum tax purposes on any vested Shares purchased under this Option in an amount equal to the excess of the fair market value of the purchased Shares at the time of exercise over the Exercise Price paid for those Shares, including any portion of those Shares which may become subject to the Holdback Escrow. The same alternative minimum tax result would apply to any unvested Shares purchased under the Option, to the extent the Optionee makes an election under Internal Revenue Code Section 83(b) with respect to those Shares, or upon the subsequent vesting of those Shares in the absence of such Section 83(b) election.

Termination Period:

This Option shall be exercisable for a period of three (3) months measured from the day Optionee ceases to be a Service Provider. Upon Optionee’s death or Disability, this Option shall be exercisable for 12 months after Optionee ceases to be Service Provider. In no event may Optionee exercise this Option after the applicable Term/Expiration Dates specified above.

2. AGREEMENT

(a) Grant of Option. The Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 14(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

(b) Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of the Plan as follows:

(i) Right to Exercise.

(1) Subject to subsections 2(a)(ii) and 2(a)(iii) below, this Option shall be exercisable cumulatively according to the vesting schedule set forth in the Notice of Grant. Alternatively, at the election of the Optionee, this Option may be exercised in whole or in part at any time as to Shares that have not yet vested. Vested Shares shall not be subject to the Company’s repurchase right (as set forth in the Restricted Stock Purchase Agreement, attached hereto as Exhibit C-1).

(2) As a condition to exercising this Option for unvested Shares, the Optionee shall execute the Restricted Stock Purchase Agreement.

(3) This Option may not be exercised for a fraction of a Share.

(ii) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

(c) Optionee’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

(d) Lock-Up Period. Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Class A Common Stock (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Class A Common Stock (or other securities) of the Company not to exceed 180 days following the effective date of a registration statement of the Company filed under the Securities Act.

Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Class A Common Stock (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Class A Common Stock (or other securities) subject to the foregoing restriction until the end of said 180-day period. Optionee agrees that any transferee of any Option shall be bound by this Section.

(e) Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(i) cash;

(ii) check; or

Should the Class A Common Stock be registered under Section 12 of the Securities Exchange Act of 1934 at the time the Option is exercised, then the Exercise Price may also be paid as follows:

(iii) surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Purchased Shares, or

(iv) to the extent the Option is exercised for vested Shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale.

(f) Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

(g) Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or pursuant to the Optionee’s beneficiary designation in effect for this Option at the time of his or her death and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs or successors of the Optionee or the designated beneficiary or beneficiaries of this Option.

(h) Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

(i) Tax Obligations.

(i) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(ii) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two years after the Date of Grant, and (ii) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

(j) Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

(k) No Guarantee of Continued Service. OPTIONEE AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option.

Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	ANDIAMO SYSTEMS, INC.

By:

Signature		Buck Gee

Name	Title:	Vice President of Operations

Print Name

Residence Address

EXHIBIT A

2001 STOCK OPTION PLAN

EXERCISE NOTICE

Andiamo Systems, Inc.

375 East Tasman Drive

San Jose, CA 95134

Attention: Vice President of Operations

(a) Exercise of Option. Effective as of today,                     ,             , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option (the “Option”) to purchase                      shares of the Class A Common Stock (the “Shares”) of Andiamo Systems, Inc. (the “Company”) under and pursuant to the 2001 Stock Option Plan (the “Plan”) and the Stock Option Agreement dated DATE (the “Option Agreement”).

(b) Delivery of Payment. Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

(c) Escrow of Shares in connection with Change in Control. In the event of a Change in Control in which Cisco Systems, Inc. or any of its affiliates is the acquiring or successor entity in which any portion of the consideration received by the holders of Class A Common Stock is subject to escrow or other similar arrangement to secure obligations of such holders to indemnify, or otherwise provide a right of recovery for, the successor corporation or its parent with respect to representations, warranties or covenants of the Company or other matters relating to the Company, the securities or other property into which the Shares are converted in connection with such Change in Control shall also be subject to the terms, provisions and restrictions of such escrow or arrangement (the “Holdback Escrow”). The obligation to deliver the Shares into such Holdback Escrow shall apply to and bind the Optionee and any subsequent transferees of the Shares or the heirs, legatees, executors, administrators or legal successors of such persons who hold the Shares at the time of such Change in Control, regardless of the manner or the nature of the transaction in which those persons or entities may have derived their title to or ownership of the Shares. Accordingly, it shall be a condition to any transfer of the Shares (and Cisco Systems, Inc. is hereby acknowledged to be an intended third party beneficiary of such condition with rights of enforcement against the parties hereto) that the transferee must execute and deliver a written agreement to the Company evidencing the transferee’s consent to be bound by any Holdback Escrow obligation which may subsequently arise with respect to the Shares transferred, to the same extent and for the same amount of securities or other property as the Optionee would have been bound had the Shares still been owned by the Optionee at the time of the Change in Control, and any purported transfer of the Purchased Shares without the execution and delivery of such written agreement to the Company shall be null and void and of no force or effect, and appropriate legends reflecting such obligation shall be placed on the certificates evidencing the Shares.

(d) Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

(e) Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 12 of the Plan.

(f) Company’s Right of First Refusal. Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the “Right of First Refusal”).

(i) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(ii) Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(iii) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(iv) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(v) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section and the Holdback Escrow obligations set forth in the Option Agreement and in Section (c) of this Agreement shall continue to apply to the Shares in the hands of such Proposed Transferee to the same extent as if those Shares had been retained by the Optionee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(vi) Exception for Certain Family Transfers. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s immediate family or a trust for the benefit of the Optionee’s immediate family shall be exempt from the provisions of this Section but not from the provisions of Section (c). “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

(vii) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) first sale of Class A Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

(g) Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

(h) Restrictive Legends and Stop-Transfer Orders.

(i) Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR QUALIFIED UNDER ANY STATE SECURITIES LAW AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

(ii) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(iii) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(i) Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

(j) Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

(k) Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws, but not the choice of law rules, of California.

(l) Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Restricted Stock Purchase Agreement, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE	ANDIAMO SYSTEMS, INC.

By:

Signature		Buck Gee

Name	Title:	Vice President of Operations

Print Name

Address:	Address: 375 East Tasman Drive San Jose, CA 95134

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE	:	NAME

COMPANY	:	ANDIAMO SYSTEMS, INC.

SECURITY	:	CLASS A COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

(i) Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with any legend required under applicable state securities laws.

(iii) Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, 90 days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

(iv) Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

Signature of Optionee:

Date:

EXHIBIT C-1

ANDIAMO SYSTEMS, INC.

2001 STOCK OPTION PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made between Name (the “Purchaser”) and Andiamo Systems, Inc. (the “Company”) or the assignees of its rights hereunder as of                     ,             .

Unless otherwise defined herein, the terms defined in the 2001 Stock Option Plan shall have the same defined meanings in this Agreement.

RECITALS

A. Pursuant to the exercise of the option (grant number     ) granted to Purchaser under the Plan and pursuant to the Option Agreement dated DATE by and between the Company and Purchaser with respect to such grant (the “Option”), which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase                  of those shares of Class A Common Stock which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”). The Unvested Shares and the shares subject to the Option Agreement which have become vested are sometimes collectively referred to herein as the “Shares.”

B. As required by the Option Agreement, as a condition to Purchaser’s election to exercise the option, Purchaser must execute this Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

1. Repurchase Option.

(a) If Purchaser’s status as a Service Provider is terminated for any reason, including for death and Disability, the Company or the assignee of its rights hereunder (including any acquiring or successor entity in a Change in Control transaction) shall have the right and option to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

(b) Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his transferee or legal representative, as the case may be), within 75 days after date of such termination, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and setting forth a date for closing not later than 15 days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Unvested Shares being transferred shall deliver the stock certificate or certificates evidencing the Unvested Shares, and the Company shall deliver the purchase price therefor.

(c) At its option, the Company or the assignee of its rights hereunder may elect to make payment for the Unvested Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to Purchaser stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

(d) If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within 75 days following the termination, the Repurchase Option shall terminate.

(e) The Repurchase Option shall terminate in accordance with the vesting schedule contained in Optionee’s Option Agreement.

2. Change in Control.

(a) The Repurchase Option shall automatically be assigned to the acquiring or successor entity in any Change in Control transaction and shall apply to any new securities or other property (including any cash payments) received in exchange for the Unvested Shares in consummation of the Change in Control transaction. Appropriate adjustments shall be made to the price per share payable upon exercise of the Repurchase Option to reflect the effect of the Change in Control transaction upon the Company’s capital structure; provided, however, that the aggregate purchase price shall remain the same. The new securities or other property (including any cash payments) issued or distributed with respect to the Unvested Shares in consummation of the Change in Control transaction shall be immediately deposited in escrow (the “Vesting Escrow”) with the Company (or the successor entity) and shall not be released from the Vesting Escrow until Purchaser vests in such securities or other property in accordance with the same vesting schedule in effect for the Unvested Shares under the Option Agreement. However, to the extent such securities or other property is also subject to the Holdback Escrow (as defined in Section 2(b) below), the securities or other property shall not be delivered to the Purchaser until the later to occur of (i) the vesting date for such securities or property or (ii) the applicable release date from the Holdback Escrow.

(b) In the event of a Change in Control in which Cisco Systems, Inc. or any of its affiliates is the acquiring or successor entity in which any portion of the consideration received by the holders of Class A Common Stock is be subject to escrow or other similar arrangement (the “Holdback Escrow”) to secure obligations of such holders to indemnify, or otherwise provide a right of recovery for, the successor corporation or its parent with respect to representations, warranties or covenants of the Company or other matters relating to the Company, the securities or other property (including any cash payments) into which the Shares are converted in such Change in Control shall be subject to the terms, provisions and restrictions of such Holdback Escrow. Any of those securities or other property which may subsequently be released from such Holdback Escrow but which still has not vested in accordance with the vesting provisions of Section 2(a) above shall be transferred directly to the Vesting Escrow for release (or forfeiture) in accordance with such Section 2(a).

(c) The obligation to deliver the Shares into such Holdback Escrow shall apply to and bind the Purchaser and any subsequent transferees of the Shares or the heirs, legatees, executors, administrators or legal successors of such persons who hold the Shares at the time of such Change in Control, regardless of the manner or the nature of the transaction in which those persons or entities may have derived their title to or ownership of those Shares. Accordingly, it shall be a condition to any transfer of the Shares that the transferee must execute and deliver a written agreement to the Company evidencing the transferee’s consent to be bound by any Holdback Escrow obligation which may subsequently arise with respect to the Shares transferred, to the same extent and for the same amount of securities or other property as the Purchaser would have been bound had the Shares still been owned by the Purchaser at the time of the Change in Control, and appropriate legends reflecting such obligation shall be placed on the certificates evidencing the Shares.

3. Transferability of the Shares; Escrow of Unvested Shares.

(a) Purchaser hereby authorizes and directs the Vice President of Operations of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b) To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Vice President of Operations, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Vice President of Operations of the Company, or such other person designated by the Company, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit C-2. The Unvested Shares and stock assignment shall be held by the Vice President of Operations in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit C-3 hereto, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. Upon vesting of the Unvested Shares, the escrow agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the escrow agent’s possession belonging to the Purchaser, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

4. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

5. Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE VICE PRESIDENT OF OPERATIONS OF THE COMPANY.

6. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company pursuant to Section 12 of the Plan after the date of this Agreement.

7. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

8. Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

9. Section 83(b) Election. Purchaser hereby acknowledges that he or she has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Purchaser with the Internal Revenue Service, within 30 days of the purchase of the exercised Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised Shares and their Fair Market Value on the date of purchase. In the case of a Nonstatutory Stock Option, this will result in a recognition of taxable income to the Purchaser on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised Shares, at the time the Option is exercised over the purchase price for the exercised Shares. Absent such an Election, taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. In the case of an Incentive Stock Option, such an Election will result in a recognition of income to the Purchaser for alternative minimum tax purposes on the date of exercise, measured by the excess, if any, of the Fair Market Value of the exercised Shares, at the time the option is exercised, over the purchase price for the exercised Shares. Absent such an Election, alternative minimum taxable income will be measured and recognized by Purchaser at the time or times on which the Company’s Repurchase Option lapses. Purchaser is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election under Section 83(b) of the Code. The foregoing tax consequences will be equally applicable to any purchased Shares (or other securities or property purchased under the Option) which must be delivered into the Holdback Escrow in accordance with Section 2(b) above.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

10. Representations. Purchaser has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

Purchaser represents that he has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

OPTIONEE	ANDIAMO SYSTEMS, INC.

By:

Signature		Buck Gee

Name	Title:	Vice President of Operations

Print Name

Residence Address

Dated:                     ,

EXHIBIT C-2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, Name, hereby sell, assign and transfer unto Andiamo Systems, Inc.                          (            ) shares of the Class A Common Stock of Andiamo Systems, Inc. standing in my name of the books of said corporation represented by Certificate No.              herewith and do hereby irrevocably constitute and appoint                      to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between Andiamo Systems, Inc. and the undersigned dated                     ,             .

Dated: ,	Signature:

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its “repurchase option,” as set forth in the Agreement, without requiring additional signatures on the part of the Purchaser.

EXHIBIT C-3

JOINT ESCROW INSTRUCTIONS

                    ,

Vice President of Operations

Andiamo Systems, Inc.

375 East Tasman Drive

San Jose, CA 95134

Dear                                     :

As Escrow Agent for both Andiamo Systems, Inc. (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1. In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3. Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser also does hereby irrevocably authorize you to deliver any certificates evidencing shares of stock held by you hereunder and any additions and substitutions to said shares to any other escrow agent hereafter established for any Holdback Escrow (as such term is defined in the Agreement) covering such shares or any additions or substitutions to said shares. Purchaser also does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4. Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you will deliver to Purchaser a certificate or certificates representing so many shares of stock held by you in escrow as are not then subject to the Company’s repurchase option or the Holdback Escrow. Within 120 days after cessation of Purchaser’s continuous employment by or services to the Company, or any parent or subsidiary of the Company, you will deliver to Purchaser a certificate or certificates representing the aggregate number of shares issued pursuant to the Agreement and at the time held by you in escrow which are not repurchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option and which are not then held in the Holdback Escrow. The certificate or certificates for any of the Purchaser’s shares held in the Holdback Escrow but as to which the Company’s repurchase option has lapsed shall be deliverable to the Purchaser in accordance with the terms and conditions governing the Holdback Escrow.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

16. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18. These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of California.

PURCHASER	ANDIAMO SYSTEMS, INC.

Signature	By

Name	Title

Print Name

Residence Address

ESCROW AGENT

Vice President of Operations

Dated:                     ,